TERMS SUPPLEMENT NO. 105 dated April 29, 2009	Filed pursuant to Rule 433
To Prospectus Supplement and Prospectus dated February 5, 2007 and	Registration Statement No. 333-140456
Product Supplement No. 1 dated April 12, 2007 relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA

$[●] 17.00% - 21.00% Reverse Convertible Notes linked to iShares® MSCI Brazil Indexsm Fund, due November 13, 2009

Reverse convertible notes (RevCons) offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon in return for the risk that the RevCons will redeem for shares (or an equivalent amount of cash) of the underlying exchange-traded fund at maturity if the closing price per share of the underlying exchange-traded fund trades at or below the knock-in level on any trading day up to and including the determination date and the closing price per share of the underlying exchange-traded fund on the determination date is below the initial price. The value of these shares (or the cash value thereof) will be less than the value of the investor’s initial investment and may be zero, and the investor has no opportunity to participate in any upside. Alternatively, if shares of the underlying exchange-traded fund never trade at or below the knock-in level, the RevCons will return the stated principal amount at maturity. The coupon is paid regardless of the performance of the underlying exchange-traded fund. RevCons are not principal protected. All payments on the RevCons are subject to the credit risk of Eksportfinans ASA.

“RevCons” is a service mark of Morgan Stanley.

Offering Information

Issuer:	Eksportfinans ASA

Specified Currency:	U.S. dollars

Agent:	Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036

Agent acting in the capacity as:	Principal

Offering:	This terms supplement relates to an offering of notes which is linked to one, and only one, Reference Share.

Aggregate face amount:	$[●]

Trade Date:	May 8, 2009

Original Issue Date:	May 13, 2009

Determination Date:	November 10, 2009

Maturity Date†:	November 13, 2009

Reference Share:	Shares of the iShares® MSCI Brazil Indexsm Fund (EWZ)

CUSIP:	282645PJ3

ISIN:	US282645PJ31

†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at maturity” in the accompanying product supplement no. 1.

Investing in any one or more of these notes involves a number of risks. See “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement.

Product Supplement No. 1 dated April 12, 2007	Prospectus Supplement and Prospectus dated February 5, 2007

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase any of the notes prior to their issuance. In the event of any changes to the terms of any of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this terms supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and these offerings. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in these offerings will arrange to send you the prospectus, each prospectus supplement, product supplement no. 1 and this terms supplement if you so request by calling toll-free 1-800-584-6837.

	Price to Public		Fees and Commissions			Proceeds to Us

Per note:		$1,000.00		$15.00	*		$985.00
Total:	$		$		*	$

*	See “Supplemental plan of distribution” on page TS-19. The actual price to the public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995 per RevCon. Please see “Agent’s Commissions Information” on page TS-11 for further details.

Investment Overview

RevCons pay a periodic, above-market, fixed rate coupon. At maturity, the notes will pay either (i) an amount of cash equal to the stated face amount of the notes, or (ii) if the closing price of the Reference Shares on the Determination Date is less than the Initial Reference Level and the closing price of the related Reference Shares has decreased to or below the specified Knock-In Level on any Trading Day over the term of the notes, a number of Reference Shares (or at our option, the cash equivalent thereof) worth less than the stated face amount of the notes. RevCons are not principal protected and offer no potential for appreciation. The value of any Reference Shares delivered at maturity, and accordingly its cash value, will be less than the stated face amount of the notes, and may be zero. All payments on the RevCons are subject to the credit risk of Eksportfinans ASA.

Reference Share Overview

iShares® MSCI Brazil Indexsm Fund

The iShares® MSCI Brazil Indexsm Fund (the Reference Share or the Exchange-Traded Fund) is an exchange-traded fund managed by iShares, Inc. (iShares), a registered investment company. iShares consists of numerous separate investment portfolios, including the Exchange-Traded Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Indexsm (the Index).

Information as of market close on April 27, 2009.

Ticker:	EWZ	52 Weeks ago:	$86.5851
Current Price per Share:	$42.9500	52 Week High (on 05/20/2008):	$99.8417
Current Dividend Yield:	5.03%	52 Week Low (on 11/20/2008):	$26.7218

Key Investment Rationale

The notes offer an income oriented strategy linked to the Reference Share.

•	A coupon per annum which is higher than the current dividend yield on the Reference Share.

•	No potential to participate in any appreciation in the Reference Share.

•	RevCons are not principal protected.

Key Benefits

The notes pay an above market coupon in exchange for downside exposure to the Reference Share, with only contingent protection against declines in the Reference Share. If the closing price of the Reference Share declines to, or below, the Knock-In Level on any Trading Day from, and including, the Trade Date to, and including, the Determination Date, you will then be subject to full downside exposure to the Reference Share.

Enhanced Yield	•	A monthly coupon, the rate per annum of which is higher than the current dividend yield on the Reference Share.

	•	The coupon will be paid regardless of the performance of the Reference Share.

Best Case Scenario	•	If the closing price of the Reference Share never declines to or below the Knock-In Level on any Trading Day, the notes will redeem, at maturity, for the stated face amount, resulting in a total return equal to the coupon. You will not participate in any appreciation in the Reference Share, even if the Reference Share is above the Initial Reference Level on the Determination Date.

Worst Case Scenario	•	If the closing price of the Reference Share declines to or below the Knock-In Level on any Trading Day during the term of the notes and, on the Determination Date, is at a level below its Initial Reference Level, the notes will redeem for an amount of the Reference Share worth less than the stated face amount and which may be zero. In this scenario, the notes will have outperformed the Reference Share by the coupon.

Summary of Selected Key Risks (see page “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement).

•	No guaranteed return of principal.

•	The notes are subject to the credit risk of Eksportfinans, and its credit ratings and credit spreads may adversely affect the market value of the Notes.

•	The notes will not provide investors with any appreciation in the Reference Share.

•	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

•	If the notes are accelerated upon a default, you may receive an amount worth substantially less than the stated face amount of the notes.

•	The issuer of the Reference Share is not involved in the offering for the notes in anyway. Neither the issuer nor the agent has made any due diligence inquiry in connection with the offerings.

•	The antidilution adjustments the calculation agent is required to make may not match actual developments with regard to the Reference Share.

•	The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

Additional Risk Factors

Investing in the notes is not equivalent to investing in the shares of the Exchange Traded Fund.

Investing in the notes is not equivalent to investing in the shares of the Exchange-Traded Fund or the stocks composing the Index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the Exchange-Traded Fund or the stocks composing the Index.

The Reference Share and the Index are different.

The performance of the Reference Share may not exactly replicate the performance of the Index because the price of the Exchange-Traded Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Reference Share may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this Exchange-Traded Fund or due to other circumstances. In order to provide flexibility to comply with United States tax and other regulatory requirements as well as to respond to changes in the Index, Barclays Global Fund Advisors (BGFA), may invest a portion of the Exchange-Traded Fund’s assets in securities other than those included in the Index. The Exchange-Traded Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

The market price of the notes may be influenced by many unpredictable factors.

Several factors will influence the value of the notes in the secondary market and the price at which the agent may be willing to purchase or sell the notes in the secondary market, including: the trading price and volatility of the shares of the Exchange-Traded Fund, dividend rate on the shares composing the Index, interest and yield rates in the market, currency exchange rates between the Brazilian real and the U.S. dollar, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events.

Adjustments to the Reference Share or to the Index could adversely affect the value of the notes.

BGFA is the investment adviser to the Exchange-Traded Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Index. MSCI Inc. (MSCI) is responsible for calculating and maintaining the Index. MSCI can add, delete or substitute the stocks underlying the

Index or make other methodological changes that could change the value of the Index. Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the Exchange-Traded Fund. Any of these actions could adversely affect the price of the Reference Share and, consequently, the value of the notes.

MSCI and the calculation agent are each subsidiaries of Morgan Stanley and are under no obligation to consider your interests as an investor in the notes and will not do so. Any actions or judgments by MSCI or the calculation agent could adversely affect the share price and, consequently, the value of the notes.

There are risks associated with investments in securities linked to the value of emerging markets equity securities.

The stocks included in the Index and that are generally tracked by the Exchange-Traded Fund have been issued by Brazilian companies. Investments in securities linked to the value of equity securities issued in Brazil involve risks associated with the securities markets in Brazil, including risks of volatility in Brazilian markets, intervention in Brazilian markets by the government of Brazil and cross-shareholdings in Brazilian companies. Also, there is generally less publicly available information about Brazilian companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in Brazilian markets may be affected by political, economic, financial and social factors in Brazil, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the Brazilian economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. In 1999 Brazil experienced a currency crisis and a significant devaluation of its currency. If Brazil were to experience another such significant devaluation, it would have a significant negative impact on the Brazilian equities markets which are generally tracked by the Index and the underlying shares. We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the notes. See “— The price of the Reference Share is subject to currency exchange risk” below.

The price of the Reference Share is subject to currency exchange risk.

Because the price of the Reference Share is related to the U.S. dollar value of stocks comprising the Index underlying the Exchange-Traded Fund, holders of the notes will be exposed to currency exchange rate risk with respect to the Brazilian real. If the Brazilian real would weaken relative to the U.S. dollar, the price of the Reference Share will be adversely affected and the payment at maturity on the notes may be reduced. Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in Brazil and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance. As noted above, the currency of Brazil in 1999 suffered a currency crisis and significant devaluation. We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the notes.

Owning the notes is not the same as either owning the common stocks that are held by the Exchange-Traded Fund or that underlie the Index, or shares of the Exchange-Traded Fund itself.

Your return will not reflect the return you would realize if you actually owned and held the stocks held by the Exchange-Traded Fund or shares of the Exchange-Traded Fund itself for a similar period because the payment at maturity per note will be determined without taking into consideration the value of any dividends that may be paid on the stocks held by the Exchange-Traded Fund or on shares of the Exchange-Traded Fund itself. The notes represent senior unsecured obligations of Eksportfinans and do not represent or convey any rights of ownership in the Exchange-Traded Fund or in stocks held by the Exchange-Traded Fund. In addition, you will not receive any dividend payments or other distributions on the stocks held by the Exchange-Traded Fund or the shares of the Exchange-Traded Fund itself, and as a holder of the notes, you will not have voting rights or any other rights that holders of stocks held by the Exchange-Traded Fund or the shares of the Exchange-Traded Fund itself may have. Even if the price of the Exchange-Traded Fund increases or decreases during the term of the notes, the market value of the notes may not increase by the same amount. It is also possible for the price of the Exchange-Traded Fund to increase or decrease while the market value of the notes declines. In addition, investing in the notes is not equivalent to investing in a mutual fund or other pooled investment that invests in the stocks held by the Exchange-Traded Fund. The return on your investment in the notes may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

Key Terms of the Notes

Reference Share:	The Reference Share for the note offering will be the shares of the iShares® MSCI Brazil Indexsm Fund as set forth below:

CUSIP No.	Relevant Exchange	Ticker Symbol

464286400	NYSE Arca	EWZ

Interest Rate:	17.00% - 21.00% per annum, payable monthly in arrears on each Interest Payment Date beginning June 13, 2009.

Interest Payment Date:	The interest payment dates for the note offering are June 13, 2009, July 13, 2009, August 13, 2009, September 13, 2009, October 13, 2009 and the Maturity Date.

Redemption Amount:	The Redemption Amount payable for each note offering on the Maturity Date in respect of each $1,000.00 face amount will be:

•	if the closing price per share of the Reference Share quoted by the Relevant Exchange has not been at or below the Knock-In Level on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or

•	if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level of, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount, (or, at our option, the cash value thereof) if the Final Reference Level on the Determination Date is less than the Initial Reference Level.

Initial Reference Level:	$[●], the closing price of the Reference Share quoted by the Relevant Exchange on the Trade Date.

Final Reference Level:	The closing price of the Reference Share quoted by the Relevant Exchange on the Determination Date.

Knock-In Level:	70.00% of the Initial Reference Level.

Share Redemption Amount:	[●]. The Share Redemption Amount payable on the Maturity Date, if applicable, will be the number of Reference Shares per note that you hold, in the amount set forth for the note offering above (or, at our option, the cash value thereof). This amount is equal to the $1,000.00 face amount of the note divided by the Initial Reference Level, as determined on the Trade Date. You will receive cash in lieu of fractional shares in an amount equal to the fractional share amount multiplied by the Final Reference Level. The Share Redemption Amount is subject to adjustment as described under “Antidilution Adjustments” below.

Antidilution Adjustments:	If the Reference Share is subject to a stock split or reverse stock split, then once such split has become effective, the Share Redemption Amount will be adjusted to equal the product of the prior Share Redemption Amount and the number of shares issued in such stock split or reverse stock split with respect to one Reference Share.

No adjustment to the Share Redemption Amount pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the Share Redemption Amount. The Share Redemption Amount so adjusted will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.

Discontinuance of the Reference Share and/or Index; Alteration of Method of Calculation:	If the Reference Share is liquidated or otherwise terminated (a liquidation event), the intraday price and the closing price, as applicable, following the liquidation event will be determined by the calculation agent and will be deemed to equal the product of (i) (a) the value of the Index (or any successor index, as described below) at such time on such Trading Day, in the case of the intraday price, or (b) the closing value of the Index (or any successor index, as described below) on such Trading Day, in the case of the closing price, (in each case, taking into account any material changes in the method of calculating the share underlying index following such liquidation event) times (ii) a fraction, the numerator of which is the closing price of the Reference Share and the denominator of which is the closing value of the Index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the liquidation event on which a closing price of the Reference Share was available.

If, following a liquidation event, the Index publisher discontinues publication of the Index and the Index publisher or another entity (including MS&Co.) publishes a successor or substitute index that MS&Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a successor index), then any subsequent intraday price at any time on any Trading Day, or closing price on any Trading Day, following a liquidation event will be determined by reference to (a) the published value of such successor index at such time on such Trading Day, in the case of the intraday price, or (b) the published value of such successor index at the regular weekday close of trading on such Trading Day, in the case of the closing price.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the Trustee, to us and to The Depository Trust Company, as holder of the RevCons linked to the Reference Share, within three Trading Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such RevCons, in accordance with the standard rules and procedures of The Depository Trust Company and its direct and indirect participants.

If the Index publisher discontinues publication of the Index prior to, and such discontinuance is continuing on, any Trading Day, the determination date or on the date of acceleration following a liquidation event and MS&Co., as the calculation agent, determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the closing price for any such date in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at such time during the principal trading session of the relevant exchange on such date of each security most recently composing the share underlying index without any rebalancing or substitution of such securities following such discontinuance. Following any such determination, the calculation agent will not compute the intraday price and will instead rely on the closing price as computed by the calculation agent for the purpose of determining whether a Knock-In Level Trigger has occurred. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the RevCons linked to the Reference Share.

CUSIP No.:	282645PJ3

ISIN:	US282645PJ31

Denomination:	Minimum denominations of $1,000.00 and integral multiples thereof.

Calculation agent:	Morgan Stanley & Co. Incorporated (MS&Co.) 1585 Broadway New York, NY 10036 Attn: Structured Investments Telephone No.: +1 212 761 4000

Additional terms specific to the notes

You should read this terms supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1 dated April 12, 2007. This terms supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying product supplement no. 1, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

http://www.sec.gov/Archives/edgar/data/700978/000115697307000604/u52418e424b2.htm

Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

Agent’s Commissions Information

The Notes will be issued at $1,000.00 per Note and the Agent’s Commissions will be $15.00 per Revcon; provided that the price to the public and the Agent’s Commissions for the purchase by any single investor of between $1,000,000.00 and $2,999,999.00 principal amount of RevCons will be $997.50 per RevCon and $12.50 per RevCon, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of Notes will be $996.25 per Note and $11.25 per RevCon, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of Notes will be $995.00 per RevCon and $10.00 per RevCon, respectively.

		Principal Amount of RevCons for an
Issue Price	Selling Concession	Single Investor

$1,000.00	$15.00	< $1,000,000.00
$997.50	$12.50	$1,000,000.00 - $299,000.000.00
$996.25	$11.25	$3,000,000.00 - $4,990,000.00
$995.00	$10.00	≥ $5,000,000.00

Selling Concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the RevCons distributed by such dealers.

Hypothetical examples of amounts payable at maturity

The following tables set out the hypothetical total return to the Maturity Date of a hypothetical note, based on the terms and assumptions outlined below and several variables, which include (a) whether the Knock-In Level Trigger has occurred and (b) several hypothetical closing prices for the Reference Share on the Determination Date or at any time during the life of the notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the effect that various hypothetical Reference Share values could have on the Redemption Amount, assuming all other variables remain constant.

The information in the tables reflects hypothetical rates of return on the notes assuming they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your notes prior to the Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1.

The tables below assume no Market Disruption Event, Adjustment Event or Settlement Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Reference Share.

The market price of the Reference Share has been volatile in the past, and its performance cannot be predicted for any future period. The actual performance of the Reference Share over the life of the notes, as well as the Redemption Amount payable, may bear little relation to the hypothetical return examples set forth below or to the historical price of the Reference Share set forth elsewhere in this terms supplement. For information about the price of the Reference Share during recent periods, see “The Reference Share” below.

If the closing price of the Reference Share quoted by the Relevant Exchange never falls below the Knock-In Level on any Trading Day during the period from the Trade Date up to and including the Determination Date, or if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, the Redemption Amount will be paid in cash.

By contrast, if the closing price of the Reference Share quoted by the Relevant Exchange is less than the Knock-In Level on any Trading Day during the period from the Trade Date up to and including the Determination Date and the Final Reference Level on the Determination Date is less than the Initial Reference Level, the Redemption Amount payment on the Maturity Date will be made in Reference Shares (or, at our option, the cash value thereof) (with fractional shares paid in cash).

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date, assuming a six month term, a hypothetical interest rate of 19.00%, a hypothetical Initial Reference Level of $100.00 and a hypothetical Knock-In Level of $70.00. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the Redemption Amount is paid in cash.

Assumed Closing Price	Value of	6 Monthly
of Reference Shares	Payment at	Interest	6 Month Total Return
on Determination Date	Maturity	Payments	$	%

$80.00	$1,000.00	$95.00	$1,095.00	9.50%
$85.00	$1,000.00	$95.00	$1,095.00	9.50%
$90.00	$1,000.00	$95.00	$1,095.00	9.50%
$95.00	$1,000.00	$95.00	$1,095.00	9.50%
$100.00	$1,000.00	$95.00	$1,095.00	9.50%
Greater than $100.00	$1,000.00	$95.00	$1,095.00	9.50%

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date, using the same terms as in the prior example above, however, in these examples, the Knock-In Level Trigger occurred at some point during the life of the notes.

Assumed Closing Price	Value of		6 Monthly
of Reference Shares	Payment at		Interest	6 Month Total Return
on Determination Date	Maturity		Payments	$	%

Greater than: $100.00	$1,000.00		$95.00	$1,095.00	9.50%
$80.00	$800.00	*	$95.00	$895.00	−10.50%
$60.00	$600.00	*	$95.00	$695.00	−30.50%
$40.00	$400.00	*	$95.00	$495.00	−50.50%
$20.00	$200.00	*	$95.00	$295.00	−70.50%
$10.00	$100.00	*	$95.00	$195.00	−80.50%
$5.00	$50.00	*	$95.00	$145.00	−85.50%
$0.00	$0.00	*	$95.00	$95.00	−90.50%

*	Payable in Reference Shares at the option of the Issuer.

The Reference Share

iShares® MSCI Brazil Indexsm Fund (the Reference Share or Exchange-Traded Fund) is an exchange-traded fund managed by iShares, Inc. (iShares), a registered investment company. iShares consists of numerous separate investment portfolios, including the Reference Share. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Index. Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This terms supplement relates only to the notes offered hereby and does not relate to the Reference Share or the Index. We have derived all disclosures contained in this terms supplement regarding iShares from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Reference Share (and therefore the price of the Reference Share at the time we priced the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

Neither we nor MS&Co. or any of its affiliates make any representation to you as to the performance of the Reference Share.

MS&Co. and/or its affiliates may presently or from time to time engage in business with iShares. In the course of such business, MS&Co. and/or its affiliates may acquire non-public information with respect to iShares, and neither MS&Co. nor any of its affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. As a prospective purchaser of the notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Reference Share.

iShares® is a registered mark of Barclays Global Investors, N.A. (BGI). The notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI Brazil Index

The MSCI Brazil Index (the Index) is a stock index owned, calculated, and published by MSCI, a majority-owned subsidiary of Morgan Stanley. See “— Affiliation of MSCI and MS&Co.” below. Morgan Stanley obtained all information contained in this terms supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and Morgan Stanley has not participated in the preparation of, or verified, such publicly available information. That information reflects the policies of, and is subject to change by, MSCI. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the Index. The Index is a free float adjusted market capitalization index of securities listed on the Sao Paulo Stock Exchange. MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.

Selection Criteria

The security selection process within each industry group is based on analysis of the following: i) Each company’s business activities and the diversification that its securities would bring to the index. ii) All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. Securities that do not meet the minimum size guidelines are not considered for inclusion. iii) MSCI targets for inclusion the most liquid securities in an industry group. MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the Index but considers each stock’s relative standing within Brazil and between cycles. Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the Index.

Index Calculation

The Index is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the Index on the prior day divided by the free float market capitalization level of each share in the MSCI Index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not the denominator.

Maintenance of the Index

There are three broad categories of Index maintenance: an annual full country index review that reassesses the various dimensions of the equity universe in Brazil; quarterly index reviews, aimed at promptly reflecting other significant market events; and ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

Affiliation of MSCI and MS&Co.

Each of MSCI and MS&Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS&CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS&CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE INDEX AND THAT, CONSEQUENTLY, MS&CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE PLUS.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the notes to restrict the use of information relating to the calculation of the Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the component securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the Index.

Historical Performance

The table sets forth below the high, low and final closing price per share of the Reference Share, for each quarter in the period since January 1, 2004 through April 27, 2009. We obtained the information in the table below from Bloomberg Financial Services, without independent verification.

Period	High	Low	Period End
2004
First Quarter	$18.4866	$15.3874	$16.5817
Second Quarter	$17.1147	$12.3277	$14.5188
Third Quarter	$18.3287	$14.4794	$18.2991
Fourth Quarter	$21.9510	$18.0622	$21.9510
2005
First Quarter	$25.2081	$19.5427	$22.4840
Second Quarter	$24.6949	$20.8949	$24.4975
Third Quarter	$33.0153	$23.3427	$32.8870
Fourth Quarter	$35.5519	$28.6429	$32.9363
2006
First Quarter	$42.5794	$34.3774	$39.4308
Second Quarter	$46.3695	$31.5052	$38.6116
Third Quarter	$40.3488	$35.6407	$37.9701
Fourth Quarter	$46.3131	$37.5950	$46.3131
2007
First Quarter	$48.7548	$42.2107	$48.6559
Second Quarter	$62.1989	$49.0118	$60.7161
Third Quarter	$73.7253	$50.6923	$72.7071
Fourth Quarter	$85.1627	$71.6691	$80.1953
2008
First Quarter	$87.6783	$68.8269	$76.5483
Second Quarter	$99.8417	$79.3805	$88.7316
Third Quarter	$87.2311	$50.6711	$55.9579
Fourth Quarter	$55.8982	$26.7218	$34.9900
2009
First Quarter	$40.8900	$31.7500	$37.7000
Second Quarter (through April 27, 2009)	$44.8600	$39.2400	$42.9500

Daily Closing Share Price of iShares® MSCI Brazil Indexsm Fund from January 2, 2004 - April 27, 2009

Currency Exchange Information

The following table sets forth the high, low and period-ending U.S. dollar/Brazilian real exchange rates for each quarter from January 1, 2004 through April 27, 2009. The associated graph sets forth the currency’s currency performance relative to the U.S. dollar for such period. We obtained the exchange rates listed below from Bloomberg Financial Markets, without independent verification. The historical exchange rates for the Brazilian real should not be taken as an indication of future performance.

Period	High	Low	Period End
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter (through April 27, 2009)	2.2737	2.1709	2.2236

Daily Exchange Rate of the Brazilian Real (quoted as units of Brazilian reals per 1 USD) from January 1, 2004 - April 27, 2009

The exchange rates between the Brazilian real and the U.S. dollar are at any moment a result of the supply and demand for the two currencies, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Brazil and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Brazil, the United States and other jurisdictions important to international trade and finance.

Supplemental information regarding taxation in the United States

The amount of the stated interest rate on the notes that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 1) and the amount that constitutes Put Premium (as defined in the accompanying product supplement no. 1) are set forth in the table below.

Deposit	Put Premium

[●]%	[●]%

In addition to potential alternative treatments under current tax law, it is also possible that the tax law may be changed by legislative or regulatory action, possibly with retroactive effect. However, it is not possible to predict whether or when such action will occur and the effect of such potential changes is uncertain. Please refer to “Taxation in the United States” beginning on PS-16 of the accompanying product supplement no. 1.

Supplemental plan of distribution

The notes will be purchased by Morgan Stanley & Co. Incorporated (the agent) as principal, pursuant to terms agreements between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with each issuance of the notes.

See “Supplemental plan of distribution” beginning on page PS-19 of the accompanying product supplement no. 1.